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  FORM 5                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
-----------                                           Washington, D.C. 20549

[X] Check box if
    no longer subject                ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5           Filed pursuant to Section 16(a) of the Securities Exchange Act of
    obligations may            1934, Section 17(a) of the Public Utility Holding Company Act of
    continue.                      1935 or Section 30(f) of the Investment Company Act of 1940
    See instruction 1(b)

[X] Form 3 Holdings Reported
[X] Form 4 Transactions Reported

------------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person to Issuer
      Freedman       Harris                   |    Amplidyne, Inc. (Nasdaq-AMPD)             |     (Check all applicable)
----------------------------------------------|--------------------------|-------------------|
      (Last)         (First)        (Middle)  |                          |                   |
                                              | 3.  IRS Identification   | 4. Statement for  |      __ Director     __ 10% Owner
                                              |     Number of Reporting  |    Month/Year     |      X  Officer      __ Other
                                              |     Person, if an Entity |                   |         (give title     (specify
                                              |     (Voluntary)          |                   |          below)          below)
     1241 Gulf of Mexico Drive                |                          | December 31, 1999 |
----------------------------------------------|                          |                   | Vice President - Strategic Alliances
                   (Street)                   |                          |                   | -------------------------------------
                                              |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
                                              |                          |   (Month/Year)    |
                                              |                          |                   | X  Form Filed by one Reporting Person
                                              |                          |                   | __ Form Filed by more than one
    Longboat Key        FL          34228     |                          |                   |    Reporting Person
----------------------------------------------|----------------------------------------------|--------------------------------------
     (City)           (State)        (Zip)    |                                              |
                                              |                                              |
------------------------------------------------------------------------------------------------------------------------------------
                         Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security |2. Transaction |3.Trans-    | 4. Securities Acquired (A)     |5. Amount of     |6. Ownership  | 7. Nature of
   (Instr. 3)        |   Date        |  action    |    or Disposed (D)             |   Securities    |   Form:      |    Indirect
                     |               |            |                                |   Beneficially  |   Direct (D) |    Beneficial
                     |               |  (Instr. 8)|    (Instr. 3, 4 and 5)         |   Owned at      |   or         |    Ownership
                     |   (Month/     |            |                                |   End of        |   Indirect   |    (Instr. 4)
                     |   Day/        |            |                                |   Issuer's      |   (I)        |
                     |   Year)       |            |--------------------------------|   Fiscal Year   |   (Instr. 4) |
                     |               |            |                | (A) or| Price |   (Instr. 3     |              |
                     |               |            |  Amount        | (D)   |       |    and 4        |              |
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         | 1/23/1997 (6) |  3(1)      |                |       |       |    77,100(7)    |      I       |      (2)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 12/24/1997    |  G4        | 10,000         |   D   |   -   |                 |      I       |      (2)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 12/31/1997    |  G4        | 10,000         |   D   |   -   |                 |      I       |      (2)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 2/23/1998     |  P4        | 5,000          |   A   | $1.28 |                 |      I       |      (3)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 7/14/1998     |  P4        | 30,000         |   A   | $1.49 |                 |      I       |      (2)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 9/14/1998     |  P4        | 30,000         |   A   | $1.25 |   117,100(8)    |      I       |      (2)
                     |               |            |                |       |       |                 |              |
------------------------------------------------------------------------------------------------------------------------------------

*     If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

      Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                        (Print or type responses)             (Over)


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


------------------------------------------------------------------------------------------------------------------------------------
FORM 5 (continued)          Table I (continued) -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security |2. Transaction |3.Trans-    | 4. Securities Acquired (A)     |5. Amount of     |6. Ownership  | 7. Nature of
   (Instr. 3)        |   Date        |  action    |    or Disposed (D)             |   Securities    |   Form:      |    Indirect
                     |               |  Code      |                                |   Beneficially  |   Direct (D) |    Beneficial
                     |               |  (Instr. 8)|    (Instr. 3, 4 and 5)         |   Owned at      |   or         |    Ownership
                     |   (Month/     |            |                                |   End of        |   Indirect   |    (instr. 4)
                     |   Day/        |            |                                |   Issuer's      |   (I)        |
                     |   Year)       |            |--------------------------------|   Fiscal Year   |   (Instr. 4) |
                     |               |            |                | (A)or | Price |   (Instr. 3     |              |
                     |               |            |  Amount        | (D)   |       |    and 4)       |              |
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         | 9/25/1998     | P4         | 10,000         |  A    | $1.02 |                 |       I      |      (4)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 3/4/1999      | P4         | 20,000         |  A    | $1.20 |                 |       I      |      (4)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 3/29/1999     | S4         | 10,000         |  D    | $1.69 |                 |       I      |      (4)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 3/29/1999     | S4         | 20,000         |  D    | $1.69 |                 |       I      |      (4)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 3/31/1999     | P4         | 24,000         |  A    | $1.25 |                 |       D      |
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 3/31/1999     | P4         | 40,000         |  A    | $1.12 |                 |       I      |      (3)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 3/31/1999     | G4         | 24,000         |  D    |  -    |                 |       D      |
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 3/31/1999     | G4         | 40,000         |  D    |  -    |                 |       I      |      (3)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 3/31/1999     | P4         | 49,000         |  A    | $1.12 |                 |       I      |      (4)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 4/23/1999     | P4         | 5,000          |  A    | $4.25 |                 |       I      |      (4)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 4/27/1999     | S4         | 5,000          |  D    | $3.31 |   0(8)          |       I      |      (3)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 5/25/1999     | P4         | 4,000          |  A    | $3.40 |                 |       I      |      (4)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------
Common Stock         | 6/25/1999     | P4         | 1,700          |  A    | $2.13 |   59,700(8)     |       I      |      (4)
                     |               |            |                |       |       |                 |              |
---------------------|---------------|------------|----------------|-------|-------|-----------------|--------------|---------------


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FORM 5 (continued)                  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1.Title  |2.(Conver-|3.Trans- |4.Trans-|5.Number of  |6.Date Exer-      |7.Title and    |8.Price  |9.Number  |10.Owner-  |11.Nature
  of Der-|  sion or |  action |  action|  Derivative |  cisable and     |  Amount of    |  of     |  of      |   ship    |   of
  ivative|  Exercise|  Date   |  Code  |  Securities |  Expiration      |  Underlying   |  Deri-  |  deriv-  |   Form of |   Indi-
  Securi-|  Price of|         | (Instr.|  Acquired   |  Date            |  Securities   |  vative |  ative   |   Deriva- |   rect
  ty     |  Deriv-  |         |  8)    |  (A) or     |  (Month/Day/     |  (Instrs. 3   |  Secu-  |  Securi- |   tive    |   Benefi-
  (In-   |  ative   |         |        |  Disposed   |   Year)          |   and 4)      |  rity   |  ties    |   Secu-   |   cial
  str.)  |  Security| (Month/ |        |  of (D)     |                  |               |  (Instr.|  Benefi- |   rity:   |   Owner-
         |          |  Day/   |        |  (Instrs. 3,|                  |               |  5)     |  cially  |   Direct  |   ship
         |          |  Year)  |        |   4, and 5) |                  |               |         |  Owned   |   (D) or  |   (Instr.
         |          |         |        |             |------------------|---------------|         |  at End  |   Indirect|    4)
         |          |         |        |             | Date   |Expira-  |Title | Amount |         |  of      |   (I)     |
         |          |         |        |             | Exer-  |tion     |      | or     |         |  Year    |   (Instr. |
         |----------|---------|--------|-------------| cisa-  |Date     |      | Number |         |          |    4)     |
         |          |         |        |        |    | ble    |         |      | of     |         |  (Instr. |           |
         |          |         |        |        |    |        |         |      | Shares |         |   4)     |           |
         |          |         |        | (A)    | (D)|        |         |      |        |         |          |           |
---------|----------|---------|--------|-------------|--------|---------|------|--------|---------|----------|-----------|----------
Warrants |  $1.75   |1/23/1997|  3(1)  | 185,000|    |   (5)  |6/30/1999|Common| 185,000|         |185,000(8)|    I      |    (2)
(right to|          |         |        |        |    |        |         |Stock |        |         |          |           |
buy)     |          |         |        |        |    |        |         |      |        |         |          |           |
---------|----------|---------|--------|-------------|--------|---------|------|--------|---------|----------|-----------|----------
Options  |  $1.75   |4/29/1999|  P4    | 150,000|  A | Immed. |         |Common| 150,000|         |150,000(8)|    I      |    (3)
(right   |          |         |        |        |    |        |         |Stock |        |         |          |           |
to buy)  |          |         |        |        |    |        |         |      |        |         |          |           |
---------|----------|---------|--------|-------------|--------|---------|------|--------|---------|----------|-----------|----------
         |          |         |        |        |    |        |         |      |        |         |          |           |
         |          |         |        |        |    |        |         |      |        |         |          |           |
---------|----------|---------|--------|-------------|--------|---------|------|--------|---------|----------|-----------|----------
         |          |         |        |        |    |        |         |      |        |         |          |           |
         |          |         |        |        |    |        |         |      |        |         |          |           |
---------|----------|---------|--------|-------------|--------|---------|------|--------|---------|----------|-----------|----------
         |          |         |        |        |    |        |         |      |        |         |          |           |
         |          |         |        |        |    |        |         |      |        |         |          |           |
------------------------------------------------------------------------------------------------------------------------------------

  Explanation of Responses:

   (1) Mr. Freedman became the Vice President - Strategic Alliances of Amplidyne, Inc. (the "Issuer") in July 1996.
       He continued to serve in such capacity through December 31, 1998.  January 23, 1997 was the date of the Issuer's initial public offering.
   (2) Owned of record by S.M.A.C.S. Holding Corp. ("SHC"). Mr. Freedman is the majority stockholder and an officer of SHC, with the power to vote or direct the vote of, and dispose of or direct the disposition of all shares owned by SHC.
   (3) Owned of record by Bridge  Ventures,  Inc.  ("BVI").  Mr. Freedman is the  majority  stockholder  and an officer  of BVI, with the power to vote or direct the vote of,  and  dispose  of or direct the disposition of all shares owned by BVI.
   (4) Owned of record by Bridge Ventures, Inc. Defined Benefit Plan ("BVIDBP").  Mr. Freedman and his wife are the trustees of
       BVIDBP, with the power to vote or direct the vote of, and dispose of or direct the disposition of all shares owned by BVIDBP.
   (5) The warrants became exercisable in one-third increments  (commencing June 1996) over a  three-year  period.
   (6) Represents  the date of the  Issuer's initial public offering.
   (7) As of January 23, 1997.
   (8) As of June 30,  1999  (six  months  after  Mr.  Freedman  ceased  being an officer of Amplidyne, Inc).



                                                                                /s/ Harris Freedman              December 5, 2000
                                                                         ---------------------------------       ----------------
                                                                          ** Signature of Reporting Person             Date


      **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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